Exhibit 10.2

DEFERRED COMPENSATION AGREEMENT

(As Amended and Restated
Effective January 1, 2005)

     THIS DEFERRED COMPENSATION AGREEMENT (“Agreement”) originally made and entered into in the City of New York, State of New York, on the 31st day of July 1989, by and between Scholastic Inc., a New York corporation (“Scholastic”), and Ernest Fleishman, an individual residing in the State of Connecticut (“Employee”) is hereby amended and restated effective as of January 1, 2005 primarily in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). For purposes of clarity and consistency, the Agreement, as in effect immediately prior to January 1, 2005, shall be referred to and known as the “Grandfathered Agreement” and the Agreement, as amended and restated and as set forth herein, shall be referred to and known as the “Deferred Compensation Agreement.”

     IN CONSIDERATION of the foregoing and the mutual agreements herein, the parties agree as follows:

     1. Purpose of Agreement. The purpose of the Deferred Compensation Agreement is to continue to provide a means for the Employee to make elective deferrals of base salary during his employment with Scholastic. Elective deferrals made by the Employee on and after January 1, 2005, and all earnings thereon, shall be made in accordance with, and shall be governed by, the terms and conditions of the Deferred Compensation Agreement. Deferrals made by the Employee prior to January 1, 2005, and all earnings thereon, shall be governed by the terms and conditions of the Grandfathered Agreement.

     2. Section 409A of the Code. This Deferred Compensation Agreement is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited,

construed and interpreted in accordance with such intent. To the extent that any payment or benefit hereunder is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in this Deferred Compensation Agreement that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void.

     3. Deferral Election. Deferral Amount. The Employee may elect to defer a dollar amount of his annual base salary with respect to a calendar year by completing a written election form and filing it with the Corporate Benefits Department of Scholastic on or before December 31st of the calendar year immediately preceding the calendar year in which the elective deferral will be effective; provided, however, that the Employee shall be permitted to make an effective deferral election with respect to the annual base salary he earned prior to December 31, 2005, by filing his written deferral election with the Corporate Benefits Department of Scholastic on or before March 15, 2005, in accordance with the transition relief provided by the Internal Revenue Service in Q&A-21 of Notice 2005-1. Once a deferral election is made in accordance with this Paragraph 3, the Employee may only revoke or change it if the Employee notifies the Corporate Benefits Department of Scholastic in writing of the revocation or change in the deferral election prior to December 31st of the calendar year immediately preceding the calendar year for which the revocation or change in deferral election is to be effective. To the extent that the Employee elects to defer a portion of his base salary, Scholastic shall reduce the Employee’s base salary in accordance with the Employee’s deferral election and amounts deferred hereunder shall be credited to the “Account” (as defined in Paragraph 10 below) established for the Employee.

     Interest. On the first day of each calendar year, Scholastic shall also credit to the Account as interest an additional amount at the rate equal to the average of 30-year Treasury bonds as of the last day of each month of the preceding calendar year as reported in The New York Times (or, if such rate is not reported, an annual interest rate determined by Scholastic to be equivalent to the average investment yield of 30-year Treasury bonds for such period) multiplied by the average monthly balance of the Account during the preceding year. (See attached example.) Interest shall be credited in accordance with the foregoing sentence until all amounts credited to the Account have been distributed.

     4. Payment of Deferred Amounts. Subject to the provisions of Paragraph 5 below, payment of the deferred salary and additional amounts credited to the Account as interest shall not commence to be made to the Employee until the Initial Disbursement Date (as defined herein) and shall be made in quarterly installments over a five-year period following the Initial Disbursement Date. The amount of each quarterly installment shall be computed by dividing the balance of the Account (including interest) by the number of installments remaining to be paid under the agreement. For purposes of this Deferred Compensation Agreement, the term “Initial Disbursement Date” shall be the date of the Employee’s termination of employment with Scholastic; provided, however, that if the Initial Disbursement Date is determined when the Employee is a “key employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, the first installment payment otherwise payable to the Employee hereunder shall be delayed by six calendar months.

     5. Payment Upon Death or Disability. Notwithstanding the provisions of Paragraph 4, in the event of the Employee’s death or “Disability” (as defined below) while there remains unpaid any portion of the Account, the unpaid balance of the Account shall be paid in a single sum cash payment to Employee’s executors or administrators, in the event of his death or to the Employee, in the event of his “Disability,” as soon as practicable following such event. For purposes of this Agreement, the term “Disability” means the inability of the Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that may result in death and, in any case, is expected to continue for a period of not less than 12 months.

     6. Non-Assignment of Benefits. No amounts credited to the Account and no payments to be made hereunder may be assigned, sold, transferred, pledged, charged, commuted, encumbered or otherwise alienated by Employee, to the extent permitted by law, and no such amount or payment shall in any way be subject to any legal process or subject to the payment of any claims against the Employee. In no event shall the Employee have the right to recover any amounts of salary credited to the Account otherwise than in accordance with this agreement.

     7. Unforeseeable Emergency. In the event that Employee incurs an “Unforeseeable Emergency,” (as defined herein) Scholastic, in its sole discretion, may revise the payment schedule to pay Employee only that portion, if any, of his Account that Scholastic determines necessary to satisfy the emergency need, including any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution.

     For purposes of this Deferred Compensation Agreement, the term “Unforeseeable Emergency” means a severe financial hardship to the Employee resulting from a sudden and unexpected illness or accident of the Employee or of a dependent (as described in Section 152(a)

of the Code) of the Employee, loss of the Employee’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Employee. The circumstances constituting an Unforeseeable Emergency shall depend on the facts of each case, but, in any event, shall not exist to the extent that such emergency is or may be relieved: (a) through liquidation or compensation by insurance or otherwise, (b) by liquidation of the Employee’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (c) by cessation of deferrals under this Deferred Compensation Agreement (or any other cash-or-deferred arrangement maintained by Scholastic in which the Employee participates).

     8. Taxes. All federal, state or local income or payroll taxes (including all taxes required under the Federal Insurance Contributions Act) that Scholastic determines are required to be withheld from any amount allocated to the Account or from any payments made pursuant to this Deferred Compensation Agreement shall be withheld.

     9. Administration. The Human Resources and Compensation Committee of the Board of Directors of Scholastic (“HRCC”) shall be responsible for the administration of the deferral program memorialized in this agreement. The HRCC has initially delegated authority to administer the deferral program in this Agreement to the Vice President of Human Resources of Scholastic.

     10. Miscellaneous. For purposes of this Deferred Compensation Agreement, the term “Account” means a bookkeeping entry maintained by Scholastic of the amounts of salary deferred hereunder, additions credited thereon, and installments paid under this agreement. The foregoing Account shall be separate from the account established pursuant to the terms of the

Grandfathered Agreement. The use of the word “Account” does not contemplate or imply any segregation by Scholastic of any monies or their assets, nor shall it be deemed to mean that any amount credited to the Account is the property of Employee. The right of the Employee to receive amounts deferred under this Deferred Compensation Agreement shall be no greater than the right of an unsecured general creditor against the assets of Scholastic. Nothing contained in this Deferred Compensation Agreement and no action taken pursuant to its provisions shall in any way be deemed to create a trust of any kind or a fiduciary relationship between Scholastic and the Employee and no assets of Scholastic shall be subject to any prior claim by the Employee or his beneficiary to assure payment of amounts deferred under this Deferred Compensation Agreement. All payments under this Deferred Compensation Agreement shall be paid in cash from the general funds of Scholastic. It is the intent of the parties hereto that this Deferred Compensation Agreement be treated as unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

     11. Successors and Assigns. This Deferred Compensation Agreement shall be binding upon and inure to the benefit of the Employee and Scholastic and their respective successors and assigns. This Deferred Compensation Agreement contains the full understanding of the parties with respect to its subject matter and may not be modified or amended, except by a written agreement executed by both parties. This Deferred Compensation Agreement has been executed and delivered in the State of New York and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of New York, subject to preemption by ERISA.

     12. Employment Rights. Nothing contained in this Deferred Compensation Agreement shall confer upon the Employee a right to be employed or to continue in the employ of Scholastic or interfere in any way with the right of the Scholastic to terminate the employment of the Employee at any time.

     13. Amendment and Termination. Scholastic reserves the right to amend, modify or terminate the Plan at any time by action of the HRCC. However, no such amendment or termination shall in any material manner adversely affect the Employee’s rights to deferred amounts or interest earned thereon, without the Employee’s written consent.

IN WITNESS WHEREOF, the parties to this amended and restated Deferred Compensation Agreement have subscribed their names.

Executed in duplicate, effective as of January 1, 2005 on this __ day of _____________, 2006.

SCHOLASTIC INC.

By	/s/ Richard Robinson
Name:	Richard Robinson
Title:	President

/s/ Ernest B. Fleishman
Ernest B. Fleishman

EXAMPLE

INTEREST CALCULATION

		(b)
	(a)	INT RATE
	ACCOUNT	30-YEAR
MONTH	BALANCE	TREAS BOND

JAN	10,000	8.10%
FEB	12,000	8.25%
MAR	14,000	8.30%
APR	16,000	8.20%
MAY	18,000	8.15%
JUNE	20,000	8.00%
JUL	22,000	8.25%
AUG	24,000	8.50%
SEPT	26,000	8.75%
OCT	28,000	8.60%
NOV	30,000	8.50%
DEC	32,000	8.40%

AVERAGE	21,000	8 33%

(a)	AS OF LAST DAY OF EACH MONTH

(b)	SEE KEY RATES IN N.Y. TIMES

				AMT CREDITED
AVG BALANCE	x	AVG RATE	=	AS INTEREST

21,000		8.33%		1,750